Exhibit 99.1

VIVUS REPORTS FOURTH QUARTER AND YEAR-END 2014 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., February 24, 2015 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health, today provided a business update and reported its financial results for the fourth quarter and year ended December 31, 2014.

“We continue to see positive trends for Qsymia as we concentrate our efficient commercial efforts on the most productive healthcare providers in the U.S.,” said Seth H. Z. Fischer, CEO. “The market for obesity pharmacotherapy is expanding at an increasing rate, with new market entrants contributing to awareness and greater attention being focused on the category. We are capitalizing on this by creating physician and consumer communities to discuss weight loss options, and have updated our website and QandMe program to better help patients achieve their weight loss goals.

“Concurrently, we have enhanced the value of our avanafil franchise with newly-approved differentiating language in the label regarding onset-of-action, and we remain focused on maintaining strong relationships with and among our worldwide alliance partners,” Mr. Fischer said.

Fourth Quarter 2014 Financial Results

Total net revenue was $21.7 million for the current quarter, compared to $44.1 million in the fourth quarter of 2013. Of the total revenue for the current quarter, net product revenue was $12.7 million from sales of Qsymia, compared to $7.7 million for the fourth quarter of 2013. In addition, under our commercialization agreements for STENDRA® or SPEDRA™, we recognized $8.2 million in supply revenue, compared to $1.5 million in the fourth quarter of 2013. We also recognized $0.8 million in royalty revenue in the current quarter. There was no license and milestone revenue in the current quarter, compared to $34.8 million recorded in the fourth quarter of 2013.

Total cost of goods sold was $9.6 million for the current quarter, compared to $3.2 million in the fourth quarter 2013. The increase was primarily due to the costs of STENDRA supply.

Total selling, general and administrative expense was $26.8 million for the current quarter, compared to $36.6 million in the fourth quarter of 2013. Selling and marketing expense for the commercialization of Qsymia totaled $17.8 million in the current quarter, compared to $22.4 million in the fourth quarter of 2013.

Total research and development expense was $2.7 million for the current quarter, compared to $5.0 million in the fourth quarter of 2013.

There were no inventory impairment and other non-recurring charges in the current quarter, compared to $8.0 million of non-recurring charges related to a cost reduction plan in the fourth quarter of 2013.

Net loss was $25.4 million, or $0.25 net loss per share, for the current quarter, compared to a net loss of $17.2 million, or $0.17 net loss per share, in the fourth quarter of 2013.

There were approximately 136,000 Qsymia prescriptions dispensed in the current quarter, compared to 140,000 prescriptions in the third quarter of 2014 and 124,000 in the fourth quarter of 2013. Prescription volume for the current quarter was impacted by the holidays in November and December, compared to the previous quarter.

Year End 2014 Financial Results

Total net revenue was $114.2 million for the year ended December 31, 2014, compared to $81.1 million for the same period in 2013. Of the total revenue for the current year, net product revenue was $45.3 million from sales of Qsymia, compared to $23.7 million in 2013. In addition, under our commercialization agreements for STENDRA® or SPEDRA™, for the current year we recognized $38.6 million in license and milestone revenue, compared to $55.8 million in 2013, $26.5 million in supply revenue, compared to $1.5 million in 2013, and $3.8 million in royalty revenue. There was no royalty revenue in 2013.

Total cost of goods sold was $33.4 million in 2014, compared to $4.9 million in 2013. The increase was primarily due to the costs of STENDRA supply and certain patent acquisitions and assignments related to Qsymia.

Total selling, general and administrative expense was $111.5 million for the current year, compared to $158.2 million in 2013. Selling and marketing expense for the commercialization of Qsymia totaled $72.3 million in the current year, compared to $94.8 million in 2013.

Total research and development expense was $13.8 million for the current year, compared to $29.7 million in 2013.

Inventory impairment and other non-recurring charges were $6.2 million in the current year, compared to $42.9 million in 2013.  The charges in the current year were for inventory impairment, patent settlement, and a cost reduction plan, while the charges in 2013 were for expenses associated with the proxy contest, inventory impairment, and a cost reduction plan.

Net loss was $82.6 million, or $0.80 net loss per share, for the current year, compared to a net loss of $174.5 million, or $1.72 net loss per share, in 2013.

There were approximately 534,000 Qsymia prescriptions dispensed in the current year, compared to 373,000 prescriptions dispensed in 2013.

Cash, Cash Equivalents and Available-for-Sale Securities

Cash, cash equivalents and available-for-sale securities (collectively cash) totaled $299.6 million at December 31, 2014, as compared to $343.3 million at December 31, 2013. The decrease of $43.7 million is primarily due to cash used in operating activities.

Recent Highlights

On October 6, 2014, we announced the publication of a paper examining clinical study results that demonstrated the positive impact of weight loss with Qsymia plus lifestyle modification on glycemic control in subjects with type 2 diabetes. The authors examined results from two randomized, 56-week placebo-controlled clinical studies (the Phase 2 study OB-202/DM-230, and a post hoc analysis of the Phase 3 CONQUER study) in overweight or obese patients with type 2 diabetes over a broad range of severity, treated with lifestyle modification and Qsymia. In both OB-202/DM-230 and CONQUER, greater numbers of patients randomized to receive Qsymia achieved the recommended HbA1c targets, with reduced need for diabetes medications when compared with the placebo group.

On November 26, 2014, we announced that the United States Patent and Trademark Office had issued U.S. Patent Nos. 8,895,057, covering methods for effecting weight loss using Qsymia, and 8,895,058, covering compositions of Qsymia.

On December 15, 2014, we announced that Qsymia is the sole anti-obesity agent listed on the CVS/Caremark Performance Drug List, or PDL. Preferred brand-name medicines are listed on the PDL to help identify products that are clinically appropriate and cost-effective as defined by CVS/Caremark.

On January 29, 2015, we announced that the European Commission had adopted the commission implementing decision amending the marketing authorization for SPEDRA (avanafil). SPEDRA is now the first and only erectile dysfunction (ED) medication approved in Europe that is indicated to be taken as needed approximately 15 to 30 minutes before sexual activity.

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the fourth quarter and year ended December 31, 2014 financial results today, February 24, 2015, beginning at 4:30PM Eastern Time. Investors may listen to this call by dialing toll-free 1-877-359-2916 in the U.S. and ++224-357-2386 from outside the U.S. A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada. In January 2015, Auxilium was purchased by Endo International, plc., or Endo.

STENDRA is available through retail and mail order pharmacies. Auxilium currently offers programs that help patients with out-of-pocket costs.

SPEDRA, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the increasing rate of expansion for the market for obesity pharmacotherapy, including new market entrants contributing to awareness, market growth and greater attention being focused on the category; risks and uncertainties related to the positive trends for Qsymia as VIVUS concentrates its commercial efforts on the most productive healthcare providers in the U.S., along with the creation of physician and consumer communities to discuss weight loss options and the updated VIVUS website and QandMe Program; risks and uncertainties related to the development of new therapies, including in diabetes; risks and uncertainties related to the assertion of our intellectual property rights; and risks and uncertainties related to our worldwide alliance partners’ abilities to successfully commercialize STENDRA/SPEDRA. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014 and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development &	Senior Vice President
Investor Relations	bkorb@troutgroup.com
shinbaum@vivus.com	646-378-2923
650-934-5200

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Net product revenue	$12,702	$7,693	$45,277	$23,718
License and milestone revenue	—	34,838	38,614	55,838
Supply revenue	8,183	1,526	26,519	1,526
Royalty revenue	847	—	3,771	—
Total revenue	21,732	44,057	114,181	81,082

Operating expenses:
Cost of goods sold	9,571	3,165	33,387	4,868
Selling, general and administrative	26,836	36,569	111,539	158,235
Research and development	2,710	4,994	13,793	29,677
Inventory impairment and other non-recurring charges	—	8,024	6,173	42,916
Total operating expenses	39,117	52,752	164,892	235,696

Loss from operations	(17,385)	(8,695)	(50,711)	(154,614)

Total interest expense and other expense (income), net	8,031	8,418	32,565	20,235
Loss from continuing operations before income taxes	(25,416)	(17,113)	(83,276)	(174,849)
Provision for (benefit from) income taxes	31	51	(629)	97
Loss from continuing operations	(25,447)	(17,164)	(82,647)	(174,946)
Income from discontinued operations, net of tax	—	—	—	490
Net loss	$(25,447)	$(17,164)	$(82,647)	$(174,456)

Basic and diluted net loss per share - Continuing operations	$(0.25)	$(0.17)	$(0.80)	$(1.72)
Shares used in per share computation:
Basic and diluted	103,703	102,379	103,456	101,174

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2014	2013*
	(Unaudited)

Current assets:
Cash and cash equivalents	$83,174	$103,262
Available-for-sale securities	216,397	240,024
Accounts receivable, net	11,595	12,214
Inventories	34,447	48,503
Prepaid expenses and other assets	12,824	19,938
Total current assets	358,437	423,941
Property and equipment, net	1,346	1,954
Non-current assets	7,155	5,901
Total assets	$366,938	$431,796

Current liabilities:
Accounts payable	$10,430	$10,759
Accrued and other liabilities	17,037	23,993
Deferred revenue	19,445	17,255
Current portion of long-term debt	10,459	—
Total current liabilities	57,371	52,007
Long-term debt, net of current portion	217,324	213,106
Deferred revenue, net of current portion	8,876	10,360
Non-current accrued and other liabilities	849	2,954
Total liabilities	284,420	278,427

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock and additional paid-in capital	825,795	813,905
Accumulated other comprehensive income	(28)	66
Accumulated deficit	(743,249)	(660,602)
Total stockholders’ equity	82,518	153,369
Total liabilities and stockholders’ equity	$366,938	$431,796

*                 The Condensed Consolidated Balance Sheet at December 31, 2013 has been derived from the Company’s audited financial statements at that date.